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                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549


                           SCHEDULE 13G/A
                          (RULE 13d-102)

         INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                      PURSUANT TO 13d-2(b)

                      (Amendment No. 1)*


                   Famous Dave's of America, Inc.
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                        (Name of Issuer)


                          Common Stock
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                   (Title of Class of Securities)


                           307068106
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                        (CUSIP Number)


                       March 29, 2010
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      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

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*The remainder of this cover page shall be filled out for a reporting
Person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 307068106                 13G        PAGE 2 OF 5 PAGES
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  1       NAME OF REPORTING PERSON:
          William M. Pennington Trust
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a)  [ ]               (b)  [X]

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  3       SEC USE ONLY


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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Nevada

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                            5     SOLE VOTING POWER
      NUMBER OF                   0
       SHARES             ----------------------------------------
    BENEFICIALLY            6     SHARED VOTING POWER
        OWNED                     0
         BY               ----------------------------------------
        EACH                7     SOLE DISPOSITIVE POWER
      REPORTING                   0
       PERSON             ----------------------------------------
        WITH:               8     SHARED DISPOSITIVE POWER
                                  0
                          ----------------------------------------

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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
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 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.0%
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 12       TYPE OF REPORTING PERSON
          OO (trust)
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 CUSIP NO. 307068106                13G          PAGE 3 OF 5 PAGES
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ITEM 1(a).      NAME OF ISSUER:

                 Famous Dave's of America, Inc.


ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12701 Whitewater Drive
                  Suite 200
                  Minnetonka, MN 55343

ITEM 2(a).      NAME OF PERSON FILING:

                  William M. Pennington Trust

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  2600 Greensboro Drive
                  Reno, NV 89509

ITEM 2(c).      CITIZENSHIP:

                  Nevada


ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).      CUSIP NUMBER:

                  307068106

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 CUSIP NO. 307068106                13G          PAGE 4 OF 5 PAGES
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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
               13d-2(b)OR(c) CHECK WHETHER THE PERSON FILING IS:

               Not applicable.

ITEM 4.        OWNERSHIP:

                The information in items 1 and 5 through 11 on the cover page (p. 2) on this Schedule 13G is hereby incorporated by reference.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. [X]


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

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 CUSIP NO. 307068106                13G          PAGE 5 OF 5 PAGES
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ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated:     April 8, 2010

                  WILLIAM M. PENNINGTON TRUST

                  By:   /s/ John R. Mackall
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                  Name:  John R. Mackall
                  Title: Trustee